Marblegate Capital Corporation Announces Appointment of Michael Hutchby as Chief Financial Officer

Hutchby brings over two decades of experience in corporate development, capital markets and mergers and acquisitions, most recently serving as Chief Financial Officer and Controller at Cherry Hill Mortgage Investment Corporation

NEW YORK, July 1, 2025 /PRNewswire/ -– Marblegate Capital Corporation (MCC), a publicly traded company (OTCQX: MGTE), announced that it has appointed Michael Hutchby as Chief Financial Officer, effective July 3, 2025. Hutchby will be replacing current Chief Financial Officer, Jeffrey Kravetz, who will help effect a smooth and orderly transition before departing MCC effective July 3, 2025 to focus on his responsibilities at Marblegate Asset Management.

Hutchby joins MCC after spending more than a decade with Cherry Hill Mortgage Investment Corporation, serving as Chief Financial Officer, Treasurer and Secretary since June 2019, and as its Controller from October 2013 to June 2019. Prior to joining the Cherry Hill Mortgage Investment Corporation and for a period contemporaneously therewith, Mr. Hutchby also served as Vice President, Capital Markets at Freedom Mortgage specializing in mergers and acquisitions, corporate development and capital raising from 2013 to 2024. Hutchby has a Bachelor of Arts in Economics from The Johns Hopkins University and a Master of Business Administration from the Stern School of Business at New York University.

“Michael brings extensive experience building and leading strategic financial operations in complex and dynamic markets. His proven ability to grow businesses through operational excellence, regulatory compliance, and financial strength will deliver long-term value to our team and shareholders,” said Andrew Milgram, Chief Executive Officer of MCC. “We also are grateful for Jeff’s outstanding leadership, particularly in helping guide MCC’s successful launch as a publicly traded company earlier this year.”

MCC is a vertically integrated, full-service fleet operator and specialty finance lender in the New York City taxi market. MCC believes it is the largest publicly traded company of its kind in the NYC taxi market*. Leveraging Marblegate Asset Management’s years of deep industry experience and strong portfolio operations capabilities, MCC aims to transform and institutionalize the taxi industry. Marblegate Asset Management played a pivotal role in the successful launch and implementation of the NYC MRP+ medallion debt relief program, designed to provide financial relief to taxi drivers who were previously subject to predatory lending practices, which we believe catalyzed positive change in the industry and underpins its ongoing recovery.

About Marblegate Capital Corporation

Marblegate Capital Corporation (OTCQX: MGTE), is a vertically integrated, full-service fleet operator and specialty finance lender in the New York City (NYC) taxi market. Marblegate Capital Corporation specializes in NYC taxi medallions as a lender, owner, and fleet operator. With a loan portfolio collateralized by more than 1,700 medallions and over 2,000 medallions owned, we believe we are the largest lender and owner of NYC taxi medallions as well as one of the largest NYC medallion Fleet operators*. What differentiates us is our end-to-end understanding of the taxi business and position as the most impactful player in the industry driving positive change. Marblegate Asset Management is Marblegate Capital Corporation’s external manager.

About Marblegate Asset Management

Founded in 2008,Marblegate is an investment management firm that focuses on distressed and special situation investing. Marblegate transforms complex situations by taking a hands-on approach to drive positive business transformations amid complexity to create value and sustainable results. Marblegate played a pivotal role in the successful launch and implementation of the NYC MRP+ medallion debt relief program, designed to provide financial relief to drivers who were previously subject to predatory lending practices.

*As of December 31, 2024.

CONTACT: mcc@heller.inc